UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2012

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information provided below in Item 5.02 is hereby incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

The information provided below in Item 5.02 is hereby incorporated by reference into this Item 1.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On September 28, 2012, the Board of Directors (the “Board”) of PowerSecure International, Inc., a Delaware corporation (the “Company”), upon the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), terminated the Amended and Restated Employment Agreement, dated as of December 10, 2008 (the “Prior Employment Agreement”), between the Company and Gary J. Zuiderveen, the Vice President of Financial Reporting, Principal Accounting Officer, Controller, Assistant Treasurer and Assistant Secretary of the Company, and adopted and approved a new Employment and Non-Competition Agreement (the “New Employment Agreement”) with Mr. Zuiderveen. These actions were taken in connection with the Company’s ongoing cost reduction initiative as well as to be commensurate with Mr. Zuiderveen’s duties since the completion of the wind-down of the activities of the Company’s non-core businesses, which were sold in 2011.

Mr. Zuiderveen is retaining his current offices and titles as the Vice President of Financial Reporting, Principal Accounting Officer, Controller and Assistant Treasurer of the Company. On September 28, 2012, the Board appointed Christopher T. Hutter, who serves as the Executive Vice President, Chief Financial Officer and Treasurer of the Company, to also serve as the Secretary, and Mr. Zuiderveen, who previously served as the Secretary, became the Assistant Secretary.

The term of Mr. Zuiderveen’s Prior Employment Agreement was schedule to expire on December 10, 2012, subject to potential renewal or extension on the same terms, and he would have been entitled to receive certain compensation upon such termination. However, the Company’s senior executives recommended to the Compensation Committee that the term of Mr. Zuiderveen’s ongoing employment be reestablished in connection with the Company’s cost-cutting initiative, as well as to be commensurate with Mr. Zuiderveen’s duties since the 2011 sales of the Company’s non-core businesses. As a result, the Company, with the consent of Mr. Zuiderveen, terminated the Prior Employment Agreement and replaced it with the New Employment Agreement, which limits Mr. Zuiderveen’s annual compensation to a salary-only structure for the remainder of Mr. Zuiderveen’s employment with the Company.

The key terms of Mr. Zuiderveen’s New Employment Agreement, and the principal changes from Mr. Zuiderveen’s Prior Employment Agreement, include the following:

•	The New Employment Agreement reduces Mr. Zuiderveen’s base salary from $215,000 to $150,000.

•

The New Employment Agreement eliminates Mr. Zuiderveen’s annual bonus arrangement. Under his Prior Employment Agreement, he was eligible to receive an annual bonus in a target amount equal to 25% of his base salary. In lieu of any bonus to which he would have been entitled to receive for 2012 under his Prior Employment Agreement, Mr. Zuiderveen was awarded a bonus of $37,000 for his services to date in 2012, which approximates his target bonus under the Prior Employment Agreement for that nine month period.

•	The New Employment Agreement eliminates Mr. Zuiderveen’s eligibility for future equity awards under the Company’s equity incentive programs.

•	The New Employment Agreement eliminates any post-termination compensation payments to Mr. Zuiderveen.

•	The New Employment Agreement retains Mr. Zuiderveen’s covenant not to compete with the Company during his employment and for a period of two years after the termination thereof for any reason.

•

Under the New Employment Agreement, Mr. Zuiderveen’s employment will continue until no later than December 31, 2015, either the Company or Mr. Zuiderveen may terminate his employment at any time, with or without reason or cause, upon 120 days prior written notice, without any further compensation payable to Mr. Zuiderveen.

Upon the termination of the Prior Employment Agreement, either at the expiration of its term, without renewal or extension, or by the Company without cause, Mr. Zuiderveen was entitled to receive compensation in an amount equal to two times the sum of his base salary plus the average of his bonuses over the prior three years. Accordingly, a cash payment in the amount of $514,600 was payable by the Company to Mr. Zuiderveen as required by the terms of the Prior Employment Agreement and as consideration for the modifications of Mr. Zuiderveen’s compensation under the New Employment Agreement.

The Compensation Committee recommended, and the Board approved, the termination of Mr. Zuiderveen’s Prior Employment Agreement and the compensation arrangements thereunder, and the New Employment Agreement and the reduced compensation arrangements therein, in order to serve the best interests of the Company and its stockholders in light of the revised duties of Mr. Zuiderveen after the completion, and post-sale wind-down of the Company’s two non-core businesses sold in 2011, and in order to secure the services of Mr. Zuiderveen under a reduced compensation package that is commensurate with his ongoing duties.

Mr. Zuiderveen’s New Employment Agreement is filed as Exhibit 10.1 to this Report and incorporated herein by this reference. The foregoing description of Mr. Zuiderveen’s New Employment Agreement is qualified in its entirety by reference to, and should be read in conjunction with, such exhibit.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Employment and Non-Competition Agreement, dated as of September 28, 2012, by and between PowerSecure International, Inc. and Gary J. Zuiderveen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: September 28, 2012

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